Contact:

Marc V. Byron
Chairman of the Board and Chief Executive Officer
Polaris Acquisition Corp.
(201) 242-3500

Lowell D. Kraff
President
Polaris Acquisition Corp.
(201) 242-3500

FOR IMMEDIATE RELEASE

POLARIS ACQUISITION CORP.
COMPLETES INITIAL PUBLIC OFFERING

Fort Lee, New Jersey, January 17, 2008 - Polaris Acquisition Corp. (AMEX: TKP.U) announced today that it has completed its initial public offering of 15,000,000 units. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $150,000,000 to the Company. Lazard Capital Markets LLC acted as representative of the underwriters for the initial public offering. A copy of the prospectus may be obtained from Lazard Capital Markets LLC, 30 Rockefeller Plaza, New York, New York 10020.

The company also announced the simultaneous consummation of the private sale of 4,500,000 warrants at a price of $1.00 per warrant, generating total proceeds of approximately $4,500,000. The warrants were purchased by Business Ventures XX, LLC, an entity controlled by Marc V. Byron, the company’s Chairman of the Board and Chief Executive Officer, Praesumo Partners, LLC, an entity controlled by Lowell D. Kraff, the company’s President and a director of the company, Moore Holdings, LLC, an entity controlled by David L. Moore, a director of the company, Meritage Farms LLC and Cloobeck Companies, LLC, each a stockholder of the company, Granite Creek Partners, L.L.C., an entity controlled by Brian B. Boorstein, a director of the company, Roxbury Capital Group LLC Incentive Savings Plan, an entity controlled by Stuart I. Oran, a director of the company, and Alerion Equities, LLC and Odessa, LLC, each a stockholder of the company. The warrants are identical to the warrants included in the units sold in the initial public offering except that they are exercisable on a cashless basis and will not be redeemable by the company so long as they are held by the purchasers or their affiliates. The purchasers of the warrants have agreed that the warrants will not be transferred, assigned or sold by them until 45 days after the company has completed a business combination.

Of the proceeds received from the consummation of the initial public offering and private sale of warrants, $150,000,000 (or $10.00 per unit sold in the initial public offering) was placed in trust. Audited financial statements as of January 17, 2008 reflecting receipt of the proceeds upon consummation of the initial public offering and private sale of warrants have been issued by the company and will be included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the company with the Securities and Exchange Commission.

Polaris Acquisition Corp. is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry.

Forward Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

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